Exhibit 99.1

HFF, Inc. reports second quarter 2015 financial and transaction production results

PITTSBURGH, PA – July 30, 2015 - HFF, Inc. (NYSE: HF) (the Company or HFF) reported today its financial and production volume results for the second quarter of 2015. Based on transaction volume, HFF, through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S., providing commercial real estate and capital markets services to both the consumers and providers of capital in the commercial real estate sector.

Second Quarter 2015 Highlights

•	Revenue grew to $125.0 million, which is a 31.9% year-over-year increase.

•	Net income per diluted share improved 66.7% to $0.55 per diluted share, as compared to $0.33 during the prior year’s second quarter.

•	Adjusted EBITDA increased 52.7% year-over-year to $35.3 million.

First Six Months of 2015 Highlights

•	Revenue grew to $219.3 million, which is a 28.4% year-over-year increase.

•	Net income per diluted share improved 86.0% to $0.80 per diluted share, as compared to $0.43 during the prior year’s first six months.

•	Adjusted EBITDA increased 52.1% year-over-year to $53.2 million.

“We are very pleased with our performance in the second quarter and first six months of 2015. Increases in transaction volumes across all business lines drove revenues, Adjusted EBITDA and margins higher. We continue to benefit from our integrated platform, as well as the outstanding efforts of our associates who provide value-added solutions and services to our clients. We believe our unique partnership culture, our capital markets centric business model, our strong balance sheet, and the strategic investments we have made in our business will continue to add value and provide best-in-class services to our clients while positioning the Company to take advantage of the expected positive industry fundamentals in 2015 and beyond,” said Mark Gibson, chief executive officer of HFF.

HFF reports second quarter 2015 financial results

Results for the Second Quarter Ended June 30, 2015

The Company reported revenues of $125.0 million for the second quarter of 2015, which represents an increase of $30.2 million, or 31.9% compared to revenues of $94.8 million for the second quarter of 2014. The Company generated operating income of $25.7 million during the second quarter of 2015, an increase of $7.7 million, or 42.7% when compared to operating income of $18.0 million for the second quarter of 2014. This increase in operating income is primarily due to the 31.9% increase in revenues, partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 76 associates during the last twelve months, (b) an increase in contractual performance-based incentives for recruited transaction professionals, (c) increases in performance-based compensation and non-cash stock compensation, and (d) increases in other operating expenses due to the growth in transactional activity and the increase in headcount.

Interest and other income, net, totaled $9.5 million in the second quarter of 2015, an increase of $6.2 million, or 192.4%, when compared to $3.2 million in the second quarter of 2014. This increase is primarily a result of additional income recognized upon the initial valuation of the Company’s mortgage servicing rights as well as an increase in securitization and other agency-related income.

The Company reported net income for the quarter ended June 30, 2015 of $21.2 million, an increase of approximately $8.6 million, or 67.9%, when compared to net income of $12.6 million for the quarter ended June 30, 2014. For the quarter ended June 30, 2015 net income per diluted share was $0.55 compared to $0.33 for the second quarter of 2014. The increase of $0.22 represents a 66.7% year-over-year improvement.

Adjusted EBITDA (a non-GAAP measure whose reconciliation to net income can be found within this release) for the second quarter of 2015 was $35.3 million, which represents an increase of $12.2 million, or 52.7%, when compared to $23.1 million in the second quarter of 2014. This increase in Adjusted EBITDA is attributable to the increases in operating income as well as increases in securitization and other agency-related income. The Adjusted EBITDA margin for the second quarter of 2015 was 28.3%, a 390 basis point improvement compared to an Adjusted EBITDA margin of 24.4% in the second quarter of 2014.

HFF reports second quarter 2015 financial results

Results for the Six Months Ended June 30, 2015

The Company reported revenues of $219.3 million for the six months ended June 30, 2015, which represents an increase of $48.4 million, or 28.4% compared to revenues for the first six months of 2014 of $170.8 million. The Company generated operating income of $36.9 million during the first half of 2015, an increase of $15.1 million, or 69.2% when compared to operating income of $21.8 million for the first half of 2014. This increase in operating income is primarily due to the 28.4% increase in revenues and was partially offset by (a) increases in the Company’s compensation-related costs and expenses associated with the net growth in headcount of 76 associates during the last twelve months, (b) an increase in contractual performance-based incentives for recruited transaction professionals, (c) an increase in performance-based compensation and (d) increases in other operating expenses due to the growth in transactional activity and the increase in headcount. These increases were partially offset by a reduction in non-cash stock compensation expense.

Interest and other income, net, totaled $15.0 million for the six months ended June 30, 2015, an increase of $8.9 million, or 144.1%, when compared to $6.2 million for the six months ended June 30, 2014. This increase is primarily a result of additional income recognized upon the initial valuation of the Company’s mortgage servicing rights as well as an increase in securitization and other agency-related income.

The Company reported net income for the six month period ended June 30, 2015 of $30.6 million, an increase of approximately $14.3 million, or 87.5%, when compared to net income of $16.3 million for the six month period ended June 30, 2014. For the six month period ended June 30, 2015, net income per diluted share was $0.80 compared to $0.43 for the six month period ended June 30, 2014. The increase of $0.37 represents an 86.0% year-over-year improvement.

Adjusted EBITDA for the six month period ended June 30, 2015 was $53.2 million, which represents an increase of $18.2 million, or 52.1%, when compared to $35.0 million in the comparable period in 2014. This increase in Adjusted EBITDA is attributable to the increases in operating income as well as increases in securitization and other agency-related income. The Adjusted EBITDA margin for the six month period ended June 30, 2015 was 24.2%, a 370 basis point increase, compared to an Adjusted EBITDA margin of 20.5% in the comparable period in 2014.

HFF reports second quarter 2015 financial results

HFF, Inc.

Consolidated Operating Results

(dollars in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$124,992	$94,787	$219,263	$170,818
Operating expenses:
Cost of services	69,342	53,343	125,721	99,417
Operating, administrative and other	27,787	21,555	52,324	45,641
Depreciation and amortization	2,162	1,883	4,281	3,936

Total expenses	99,291	76,781	182,326	148,994
Operating income	25,701	18,006	36,937	21,824
Interest and other income, net	9,476	3,241	15,017	6,151
Interest expense	(11)	(9)	(22)	(16)
(Increase) decrease in payable under the tax receivable agreement	—	—	1,091	501

Income before income taxes	35,166	21,238	53,023	28,460
Income tax expense	13,992	8,630	22,440	12,145

Net income	$21,174	$12,608	$30,583	$16,315

Earnings per share - basic	$0.56	$0.33	$0.81	$0.43
Earnings per share - diluted	$0.55	$0.33	$0.80	$0.43
Weighted average shares outstanding - basic	37,993,887	37,817,666	37,944,922	37,689,260
Weighted average shares outstanding - diluted	38,461,869	38,023,500	38,315,070	37,810,267
Adjusted EBITDA	$35,316	$23,121	$53,150	$34,955

HFF reports second quarter 2015 financial results

Production Volume and Loan Servicing Summary

The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.

Second Quarter Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Three Months Ended June 30,
By Platform	2015		2014		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$9,820,589	320	$5,985,883	262	$3,834,706	64.1%	58	22.1%
Investment Sales	8,183,062	182	6,814,716	120	1,368,346	20.1%	62	51.7%
Equity Placement	1,071,366	37	1,048,382	33	22,984	2.2%	4	12.1%
Loan Sales	95,568	10	63,850	4	31,718	49.7%	6	150.0%

Total Transaction Volume	$19,170,585	549	$13,912,831	419	$5,257,754	37.8%	130	31.0%

Average Transaction Size	$34,919		$33,205		$1,714	5.2%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,931,300		$2,552,000		$379,300	14.9%
Loan Servicing Portfolio Balance	$44,700,176	2,580	$35,316,680	2,363	$9,383,496	26.6%	217	9.2%

Production volumes for the second quarter of 2015 totaled $19.2 billion on 549 transactions representing a 37.8% increase in production volume and a 31.0% increase in the number of transactions when compared to the production volumes of approximately $13.9 billion on 419 transactions for the second quarter of 2014. The average transaction size for the second quarter of 2015 was $34.9 million, which is approximately 5.2% higher than the comparable figure of approximately $33.2 million for the second quarter of 2014. There was one unusually large investment sale transaction during the second quarter of 2014. If this large transaction was excluded, production volume would have increased by 49.9%.

•	Debt Placement production volume was approximately $9.8 billion in the second quarter of 2015, representing an increase of 64.1% over second quarter of 2014 volume of approximately $6.0 billion.

•	Investment Sales production volume was approximately $8.2 billion in the second quarter of 2015, an increase of 20.1% over second quarter of 2014 volume of approximately $6.8 billion.

HFF reports second quarter 2015 financial results

•	Equity Placement production volume was approximately $1.1 billion in the second quarter of 2015, an increase of 2.2% over the second quarter of 2014 volume of approximately $1.0 billion.

•	Loan Sales production volume was approximately $95.6 million for the second quarter of 2015, an increase of 49.7% over the $63.9 million of volume in second quarter 2014.

•	At the end of the second quarter of 2015, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $2.9 billion compared to approximately $2.6 billion at the end of the second quarter of 2014, representing a 14.9% increase.

•	The principal balance of the Company’s Loan Servicing portfolio reached $44.7 billion at the end of the second quarter of 2015, representing an increase of approximately $9.4 billion, or 26.6%, from $35.3 billion at the end of the second quarter of 2014.

Six Month Production Volume Results

Unaudited Production Volume by Platform

(dollars in thousands)

	For the Six Months Ended June 30,
By Platform	2015		2014		Change
	Production Volume	# of Trans.	Production Volume	# of Trans.	Production Volume	% chg.	# of Trans.	% chg.
Debt Placement	$17,652,221	593	$11,249,712	454	$6,402,509	56.9%	139	30.6%
Investment Sales	13,795,030	356	11,527,465	246	2,267,565	19.7%	110	44.7%
Equity Placement	1,575,118	60	1,707,711	54	(132,593)	-7.8%	6	11.1%
Loan Sales	351,139	15	100,432	8	250,707	249.6%	7	87.5%

Total Transaction Volume	$33,373,508	1,024	$24,585,320	762	$8,788,188	35.7%	262	34.4%

Average Transaction Size	$32,591		$32,264		$327	1.0%

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans	Fund/Loan Balance	% chg.	# of Loans	% chg.
Private Equity Discretionary Funds	$2,931,300		$2,552,000		$379,300	14.9%
Loan Servicing Portfolio Balance	$44,700,176	2,580	$35,316,680	2,363	$9,383,496	26.6%	217	9.2%

Production volumes for the six months ended June 30, 2015 totaled approximately $33.4 billion on 1,024 transactions, representing a 35.7% increase in production volume and a 34.4% increase in the number of transactions when compared to the production volumes of approximately $24.6 billion on 762 transactions for the comparable period in 2014. The average transaction size for the six months ended June 30, 2015 was

HFF reports second quarter 2015 financial results

$32.6 million, representing a 1.0% increase over the comparable figure of $32.3 million in the six months ended June 30, 2014. There was one unusually large investment sales transactions during the first six months of 2014. If the production volumes were adjusted to exclude this large transaction, the Company’s 2015 production volume would have increased by 42.3%.

Employment Comments

Consistent with its strategic growth initiatives, the Company continued to expand its total employment and production ranks to their highest levels since the Company went public in January 2007. The Company’s total employment reached 758 associates as of June 30, 2015, which represents a net increase of 76, or 11.1%, over the comparable total of 682 associates as of June 30, 2014. HFF’s total number of transaction professionals reached 286 as of June 30, 2015, which represents a net increase of 19, or 7.1% over the comparable total of 267 transaction professionals as of June 30, 2014. Over the past twelve months, the Company continued to add transaction professionals to existing lines of business and product specialties through the promotion and recruitment of associates in eighteen of the Company’s twenty-two offices, including the Charlotte, NC office, which opened in July 2014.

Non-GAAP Financial Measures

This earnings press release contains a non-GAAP measure, Adjusted EBITDA, which as calculated by the Company is not necessarily comparable to similarly-titled measures reported by other companies. Additionally, Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA with net income, see the section of this press release titled “Adjusted EBITDA Reconciliation.”

Earnings Conference Call

The Company’s management will hold a conference call to discuss second quarter 2015 financial results on July 30, 2015 at 6:00 p.m. Eastern Time. To listen, participants should dial 877-280-4961 (U.S. callers) or 857-244-7318 (international callers) approximately 10 minutes prior to the start of the call and enter participant code 60291909. A replay will become available after 10:00 p.m. Eastern Time on July 30, 2015 and will continue through August 6, 2015, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 19256932.

HFF reports second quarter 2015 financial results

The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on July 30, 2015 beginning at 6:00 p.m. Eastern Time. A recording of the broadcast will be available for replay on the Company’s website for one year. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

About HFF, Inc.

Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 22 offices nationwide and is one of the leading and largest full-service commercial real estate financial intermediaries in the U.S. providing commercial real estate and capital markets services to both the users and providers of capital in the commercial real estate sector. The Company offers clients a fully-integrated national capital markets platform including debt placement, investment sales, equity placement, investment banking and advisory services, loan sales and commercial loan servicing.

Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the recent conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; (5) the Company’s ability to integrate and sustain its growth; and (6) other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.

Additional information concerning factors that may influence HFF, Inc.‘s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports second quarter 2015 financial results

HFF, Inc.

Consolidated Balance Sheets

(dollars in thousands)

(Unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$169,328	$232,053
Accounts receivable, receivable from affiliate and prepaids	10,982	5,474
Mortgage notes receivable	449,113	185,128
Property, plant and equipment, net	11,000	10,173
Deferred tax asset, net	138,013	146,050
Intangible assets, net	28,229	24,359
Other noncurrent assets	1,582	1,015

Total assets	$808,247	$604,252

LIABILITIES AND STOCKHOLDERS’ EQUITY
Warehouse line of credit	$449,113	$185,128
Accrued compensation, accounts payable and other current liabilities	60,717	90,453
Long-term debt (includes current portion)	960	766
Deferred rent credit and other liabilities	7,570	7,304
Payable under the tax receivable agreement	133,065	134,156

Total liabilities	651,425	417,807
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 37,835,667 and 37,677,981 shares outstanding, respectively	383	381
Additional paid in capital	112,990	101,148
Treasury stock	(11,418)	(9,042)
Retained earnings	54,867	93,958

Total equity	156,822	186,445

Total liabilities and stockholders’ equity	$808,247	$604,252

HFF reports second quarter 2015 financial results

Adjusted EBITDA Reconciliation

The Company defines Adjusted EBITDA as net income before (i) interest expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) stock-based compensation expense, which is a non-cash charge, (v) income recognized on the initial recording of mortgage servicing rights that are acquired with no initial consideration, which is also a non-cash income amount that can fluctuate significantly based on the level of mortgage servicing right volumes, and (vi) the increase (decrease) in payable under the tax receivable agreement, which represents changes in a liability recorded on the Company’s consolidated balance sheet determined by the ongoing remeasurement of related deferred tax assets and, therefore, can be income or expense in the Company’s consolidated statement of income in any individual period. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes, including the Company’s tax receivable agreement. Note that the Company classifies the interest expense on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining Adjusted EBITDA. Some of the items that the Company has eliminated from net income in determining Adjusted EBITDA are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs.

Any measure that eliminates components of the Company’s capital structure and costs associated with the Company’s operations has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or

HFF reports second quarter 2015 financial results

any other measures derived in accordance with GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Set forth below is an unaudited reconciliation of consolidated net income to Adjusted EBITDA for the Company for the three and six months ended June 30, 2015 and 2014:

Adjusted EBITDA for the Company is calculated as follows:

(dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Net income	$21,174	$12,608	$30,583	$16,315
Add:
Interest expense	11	9	22	16
Income tax expense	13,992	8,630	22,440	12,145
Depreciation and amortization	2,162	1,883	4,281	3,936
Stock-based compensation	2,294	1,920	4,544	6,665
Initial recording of mortgage servicing rights	(4,317)	(1,929)	(7,629)	(3,621)
Increase (decrease) in payable under the tax receivable agreement	—	—	(1,091)	(501)

Adjusted EBITDA	$35,316	$23,121	$53,150	$34,955

Contacts:

GREGORY R. CONLEY

Chief Financial Officer

(412) 281-8714

gconley@hfflp.com

MYRA F. MOREN

Managing Director, Investor Relations

(713) 852-3500

mmoren@hfflp.com

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